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                                                                     (d)(4)(ii)

[LOGO]

May 16, 2007

ING Investment Management Advisors B.V.
Prinses Beatrixlaan 15
PO Box 90470 2509 LL
The Hague, The Netherlands
Attention: Iwan Brouwer

Dear Mr. Brouwer:

   Pursuant to Section 1 of the Amended and Restated Sub-Advisory Agreement dated December 7, 2005 between ING Investments, LLC and ING Investment Management Advisors B.V. (the "Agreement") we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to ING International Equity Dividend Fund (the "Fund"), a newly established series of ING Mutual Funds, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, with the annual sub-advisory fees indicated for the Fund, is attached hereto.

   Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Fund by signing below.

                                                  Very sincerely,

                                                  /s/ Todd Modic
                                                  ------------------------------
                                                  Todd Modic
                                                  Senior Vice President
                                                  ING Investments, LLC

ACCEPTED AND AGREED TO:
ING Investment Management
Advisors B.V.

By:    /s/ M.J. Van Lanschot
       --------------------------
Name:  M.J. Van Lanschot
Title: CIO ING ING IM , Duly
       Authorized

7337 E. Doubletree Ranch Rd.   Tel: 480-477-3000          ING Investments, LLC
Scottsdale, AZ 85258-2034      Fax: 480-477-2700
                               www.ingfunds.com

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                              AMENDED SCHEDULE A

                                    to the

                  AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

                                by and between

                             ING INVESTMENTS, LLC

                                      and

                    ING INVESTMENT MANAGEMENT ADVISORS B.V.

Series                                          Annual Sub-Adviser Fee
------                                   -------------------------------------
                                         (as a percentage of average daily net
                                                        assets)

ING Emerging Markets Fixed Income Fund     0.35% on the first $250 million;
                                          0.30% on the next $250 million; and
                                                   0.25% thereafter

ING Global Equity Dividend Fund                          0.20%

ING Index Plus International Equity Fund                 0.20%

ING International Equity Dividend Fund                   0.20%

ING International Value Opportunities     0.25% on the first $1 billion; and
  Fund                                             0.20% thereafter

ING Russia Fund                                          0.60%